Exhibit 99.2

Faraday Future Regains Compliance with All Nasdaq Continued Listing Criteria

Los Angeles, CA (Sept. 5, 2024) - Faraday Future Intelligent Electric Inc. (Nasdaq: FFIE) (“FF” or the “Company”), a California-based global shared intelligent electric mobility ecosystem company today announced that it received written notice from the Nasdaq Stock Market LLC (“Nasdaq”) stating that the Company regained compliance with the bid price requirement in Nasdaq Listing Rule 5550(a)(2) and the periodic filing requirement in Listing Rule 5250(c)(1). The Company is now in compliance with all Nasdaq continued listing criteria.

As part of the compliance confirmation and in application of Listing Rule 5815(d)(4)(B), the Company will be subject to a mandatory panel monitor for a period of one year from the date of the letter from Nasdaq dated September 4, 2024. If, during that time, the Company falls out of compliance, Nasdaq will issue a non-compliance letter, and the Company will be required to request a new hearing on the matter.

ABOUT FARADAY FUTURE

Faraday Future is the pioneer of the Ultimate AI TechLuxury ultra spire market in the intelligent EV era, and the disruptor of the traditional ultra-luxury car civilization epitomized by Ferrari and Maybach. FF is not just an EV company, but also a software-driven intelligent internet company. Ultimately FF aims to become a User Company by offering a shared intelligent mobility ecosystem. FF remains dedicated to advancing electric vehicle technology to meet the evolving needs and preferences of users worldwide, driven by a pursuit of intelligent and AI-driven mobility.

Investors (English): ir@faradayfuture.com

Investors (Chinese): cn-ir@faradayfuture.com

Media: john.schilling@ff.com